                                                               Exhibit 1-A(8)(c)








                              MODIFIED COINSURANCE
                                    AGREEMENT
                                     BETWEEN
                    AMERICAN FRANKLIN LIFE INSURANCE COMPANY
                                       OF
                              SPRINGFIELD, ILLINOIS
                                       AND
                        INTEGRITY LIFE INSURANCE COMPANY
                                       OF
                                PHOENIX, ARIZONA








                                                                         2/17/89


                                                        TABLE OF CONTENTS
SECTION                                    ITEM                                                        PAGE
-------                                    ----                                                        ----
      A                                    Reinsurance Coverage                                           1
      B                                    Placing Reinsurance in Effect                                  2
      C                                    Payments by Reinsured                                          3
      D                                    Payments by Reinsurer                                          5
      E                                    Terms of Reinsurance                                           8
      F                                    Unusual Expenses and Adjustments                               10
      G                                    Policy Changes                                                 11
      H                                    Oversights                                                     12
      I                                    Reductions                                                     12
      J                                    Inspection of Records                                          12
      K                                    Arbitration                                                    13
      L                                    Insolvency                                                     14
      M                                    Parties to Agreement                                           15
      N                                    Effective Date                                                 16
      O                                    Payments upon Termination of Agreement                         16
      P                                    Duration of Agreement                                          17
      Q                                    Execution                                                      19

SCHEDULE
--------
      I                                    Policies Subject to Reinsurance                                20
     II                                    Amount of Reinsurance                                          21
    III                                    Periodic Report                                                22
     IV                                    Annual Reports                                                 23
      V                                    Administration Charges                                         24
     VI                                    Underwriting Expenses                                          25


                              REINSURANCE AGREEMENT
                                     between
                    AMERICAN FRANKLIN LIFE INSURANCE COMPANY
                                       of
                             Springfield, Illinois,
                   hereinafter referred to as "REINSURED," and
                        INTEGRITY LIFE INSURANCE COMPANY
                                       of
                                Phoenix, Arizona
                   hereinafter referred to as the "REINSURER"

                            A. REINSURANCE COVERAGE

1. The insurance policies issued by the REINSURED as listed in Schedule I shall be reinsured with the REINSURER on a modified coinsurance basis.

2. The reinsurance shall cover the portion of the risk under the policies as specified in Schedule II.

3. The liability of the REINSURER shall begin simultaneously with that of the REINSURED, but in no event prior to the effective date of this Agreement. Reinsurance with respect to any policy shall not be in force unless issuance and delivery of the policy constituted the doing of business in a state of the United States of America, the District of Columbia, or a country in which the REINSURED was properly licensed.

4.    Reinsurance hereunder shall be on a calendar year basis, as follows:

      (a) with respect to a policy on any of the forms listed in Schedule I (including policy forms hereafter added by mutual agreement) which is issued by the REINSURED on or after the effective date of this Agreement, the reinsurance with respect to such policy shall cover the period commencing with the effective date of the policy and ending at midnight at the end of the last day of the calendar year in which such policy was issued;

      (b) all reinsurance hereunder shall automatically renew for each succeeding calendar year annually as of midnight at the beginning of January 1.

4. The reinsurance under this Agreement with respect to any policy shall be maintained in force without reduction so long as the liability of the REINSURED under such policy reinsured hereunder remains in force without reduction, unless reinsurance is terminated or reduced as provided herein.

                        B. PLACING REINSURANCE IN EFFECT

1. Reinsurance with respect to policies issued after the effective date of this Agreement shall become effective simultaneously with the liability of the REINSURED, provided, however, that the REINSURED shall give notification of such reinsurance to the REINSURER simultaneously with the quarterly reconciliation prescribed in Section E, paragraph 5.

                            C. PAYMENTS BY REINSURED

1.    REINSURANCE PREMIUMS

      The REINSURED shall pay the REINSURER each day, as reinsurance premiums, the gross contributions or premiums the REINSURED receives after the effective date of this Agreement with respect to the portions of policies reinsured hereunder.

2.    DISBURSEMENTS AND DEDUCTIONS FROM POLICYHOLDER ACCOUNT VALUES

      The REINSURED shall pay the REINSURER each day with respect to the portions of policies reinsured hereunder the following amounts:

      (a) Monthly deductions for the costs of insurance and rider and benefit charges.
      (b) Any monthly administrative charges, including such charges made only for the first policy year.
      (c) Charges instituted at policyholders request, e.g., for partial withdrawals, increases and decreases in face amount and transfers among investment options.
      (d)     Surrender charges made upon surrender or decreases in face amount.
      (e)     Any deductions waived under a waiver of monthly deduction benefit.
      (f)     Any other amounts deducted from policyholder account values.

3.    REDUCTION IN POLICYHOLDER ACCOUNT VALUES FOR BENEFITS PAID

      The REINSURED shall pay the REINSURER each day with respect to the portions of policies reinsured hereunder the amounts of policyholder cash values paid as surrender benefits and partial withdrawal benefits and the amounts of account values included in death benefits.

4.    CHARGES FOR MORTALITY AND EXPENSE RISKS

      The REINSURED shall pay the REINSURER each day with respect to the portions of policies reinsured hereunder, the charge made against the Separate Accounts of the REINSURED for mortality and expense risks under the policies.

5.    MISCELLANEOUS GAINS AND LOSSES

      The REINSURED shall pay the REINSURER each day with respect to the portions of the policies reinsured hereunder, the net gains (or "breakage") caused by delays in moving funds to and from the Separate Account of the REINSURED. If such amounts are net losses, then they shall be paid by the REINSURER to the REINSURED.

6.    MISCELLANEOUS INCOME

      The REINSURED shall pay the REINSURER each day with respect to the portions of the policies reinsured hereunder, the amounts of any miscellaneous income not included elsewhere in this Agreement.

7. GROSS INVESTMENT INCOME AND NET REALIZED AND UNREALIZED CAPITAL GAINS AND LOSSES

      Gross investment income and net capital gains and losses, determined in accordance with the REINSURED's investment year method (or such other method as agreed upon by the REINSURED and REINSURER) used to allocate such income and capital gains and losses derived from the assets of the REINSURED held in relation to the reserves established in and other funds held in the general account of the REINSURED on the portions of the policies reinsured hereunder, shall be paid at the end of each year by the REINSURED to the REINSURER, as a part of the consideration for the reinsurance hereunder. This payment shall be reduced by the amounts of interest credited to the policyholder account values or any items in the nature of interest paid under the policies on the portions of the policies reinsured hereunder.

8.    RESERVE ADJUSTMENT ALLOWANCE

      The REINSURED shall provide an allowance to the REINSURER at the end of each accounting period to reflect the change in surrender charges, if any, used to calculate reserves on the portions of the policies reinsured hereunder. Such allowance shall be ceded to the REINSURER, but will continue to be settled on a cash basis.

9.    MODIFICATION OF RESERVE BASIS

      If the REINSURED shall modify the basis used in computing its reserve liability with respect to the portion of any policy reinsured hereunder after the effective date of this Agreement, reinsurance amounts paid to the REINSURER under this section in the year of the modification shall be adjusted by adding any increase or deducting any decrease in reserves due to such modification.

                            D. PAYMENTS BY REINSURER

1.    DISTRIBUTION ALLOWANCE

      The REINSURER shall pay the REINSURED each day a distribution allowance equal to 5% of the reinsurance premiums plus 85% of such premiums which are for the first policy year and which are not greater than the amounts defined as commissionable "target" premiums by the REINSURED with regard to the portions of the policies reinsured hereunder.


      The REINSURER shall pay the REINSURED each day an additional distribution allowance equal to any commissions paid by the REINSURED on increases in face amount, with respect to the portions of policies reinsured hereunder.

2.    CONTRIBUTIONS TO POLICYHOLDER ACCOUNT VALUES

      The REINSURER shall pay the REINSURED each day the portion of contributions or premiums which after deductions are deposited to the Policy Accounts with respect to the portions of policies reinsured hereunder.

3.    BENEFITS

      The REINSURER shall pay the REINSURED each day with respect to the portions of the policies reinsured hereunder:

      (a) the gross amounts of all death benefits paid by the REINSURED (i.e., without deduction for reserves);

      (b) the cash surrender values and withdrawal benefits paid by the REINSURED

      (c)     interest paid on claims;

      (d) monthly deductions waived by the REINSURED under a waiver of monthly deduction benefit.


     Benefits that may be paid in more than one sum or under another form of payment (i.e. a settlement option), shall, for the purposes of the reinsurance agreement, be deemed to be paid in one sum.

4.   ADMINISTRATIVE CHARGES

     The REINSURER shall pay the REINSURED issue, underwriting and administrative charges with respect to the portion of policies reinsured hereunder in the amounts defined in Schedule V for each reinsured policy.

5.   EXPENSE ALLOWANCE

     The REINSURER shall pay the REINSURED, as an expense allowance a reimbursement for certain fees for service paid by the REINSURED under the Servicing Agreement with respect to the portions of policies reinsured hereunder in the amounts defined in to Schedule VI for each reinsured policy.

6.   INVESTMENT EXPENSES AND FEDERAL INCOME TAXES

     The REINSURER shall be obligated for and shall pay to the REINSURED the investment expenses incurred in each accounting period in respect of the gross investment income payable to the REINSURER in accordance with Section C, paragraph 7. The REINSURER shall be obligated for and shall pay federal income taxes imposed on the REINSURER.

7.    STATE PREMIUM TAXES

      When the REINSURER is not required to pay state premium taxes upon the reinsurance premiums received from the REINSURED, the REINSURER shall pay the REINSURED an a quarterly basis any such taxes the REINSURED may be required to pay with respect to that part of the contributions or premiums received under the REINSURED'S original policies which are paid to the REINSURER as reinsurance premiums.

8.    MISCELLANEOUS DISBURSEMENTS

      The REINSURER shall pay the REINSURED each day with respect to the portions of the policies reinsured hereunder the amounts of any miscellaneous disbursements not included elsewhere in this agreement.

9.    ANNUAL RESERVE ADJUSTMENTS - WAIVER

      (a) Annual reserve adjustments for disabled life reserves under waiver of monthly deduction riders shall be computed by deducting (i) the total amount of such reserves on the last day of the preceding accounting period an the portions of the policies reinsured hereunder from (ii) the total amount of such reserves on the last day of the current accounting period on the portions of the policies reinsured hereunder and then in force under this Agreement. Such reserves shall be calculated on the same basis used by the REINSURED in computing its reserve liability. With respect, however, to the accounting period during which the effective date of this Agreement occurs, the reference in "(i)" above, to "the last day of the preceding accounting period" shall refer to the effective date of this Agreement. With respect, however, to the accounting period during which the termination of this Agreement occurs, the reference in (ii) above, to "the last day of the current accounting period" shall refer to the day immediately prior to the terminal accounting date.

      (b) For any accounting period in which "(ii)" exceeds "(i)" in (a), above, the REINSURER shall pay the REINSURED such excess. For any accounting period in which "(i)" exceeds "(ii)", the REINSURED shall pay the REINSURER such excess.

10.   MISCELLANEOUS LIABILITIES AND ACCRUAL ITEMS

      The REINSURER shall be responsible for miscellaneous reserves and accrual items on the portions of the policies reinsured hereunder; e.g. unearned premium reserves, incurred but unreported claims, etc., incurred by the REINSURED at the end of each accounting period. Such liabilities shall be ceded to the REINSURER, but such ceded amounts will continue to be settled on a cash basis.

                             E. TERMS OF REINSURANCE

1.    OWNERSHIP OF ASSETS

      The REINSURED shall retain ownership of all of the assets held in relation to the reserves on the portions of the policies reinsured hereunder, and the REINSURER shall have no legal, equitable, or security interest in such assets.

2.    CAPITAL GAINS AND LOSSES

      The REINSURER shall not participate in capital gains and losses of the REINSURED except as specified in Section C, paragraph 7. No part of the gains and losses of the REINSURED from, or considered as from, sales and exchanges of capital assets shall be treated as gains and losses from sales and exchanges of capital assets of the REINSURER.

3.    AMOUNTS DUE REINSURER OR REINSURED

      Except as otherwise specifically provided herein, all amounts, other than those paid daily, due to be paid to either the REINSURER or the REINSURED shall be determined or estimated on a net basis as of the last day of the month preceding the end of each accounting period and shall be due and payable as of such date. If such amounts cannot be determined at such later date on an exact basis, such payments may be paid on an estimated basis and any final adjustments are to be made within 3 months after the end of such accounting period.

4.    ACCOUNTING PERIOD

      The accounting period for this Agreement shall be a calendar year, except that the first accounting period hereunder shall run from the effective date of this Agreement through December 31 of the calendar year in which the effective date of this Agreement falls. The REINSURED and the REINSURER, however, shall each reconcile the reinsurance transactions hereunder as prescribed in Schedule III at the end of each calendar quarter.

5.    REPORTS

      (a) Annual Statement information as prescribed in Schedule IV, paragraph A shall be provided by the REINSURED to the REINSURER not later than 30 working days after the end of each accounting period.

      (b) Periodic Reports as prescribed in Schedule III shall be provided by the REINSURED to the REINSURER not later than 30 working days after the end of each calendar quarter.

                       F. UNUSUAL EXPENSES AND ADJUSTMENTS

1. Any unusual expenses incurred by the REINSURED in defending or investigating a claim for policy liability or rescinding a policy reinsured hereunder shall be participated in by the REINSURER in the same proportion as its reinsurance bears to the total insurance under such policy.

2. For purposes of this Agreement (but not as a limitation on the REINSURER'S liability under paragraph 1), it is agreed that penalties, attorney's fees, and interest imposed automatically by statute against the REINSURED and arising solely out of a judgment rendered against the REINSURED in a suit for policy benefits reinsured hereunder shall be considered unusual expenses.

3. In no event, however, shall the following categories of expenses or liabilities be considered for purposes of this Agreement as "unusual expenses":

      (a)     routine investigative or administrative expenses;

      (b) expenses incurred in connection with a dispute or contest arising out of conflicting claims of entitlement to policy proceeds or benefits which the REINSURED admits are payable;

      (c) expenses, fees, settlements, or judgments arising out of or in connection with claims against the REINSURED for punitive or exemplary damages; and

      (d) expenses, fees, settlements, or judgments arising out of or in connection with claims made against the REINSURED and based on alleged or actual bad faith, failure to exercise good faith, or tortuous conduct.

4. In the event that the amount of liability provided by a policy or policies reinsured hereunder is increased or reduced because of a misstatement of age or sex, the reinsurance liability of the REINSURER shall increase or reduce in the proportion that the reinsurance liability of the REINSURER bore to the sum of the retained liability of the REINSURED and the liability of other reinsurers immediately prior to the discovery of such misstatement of age or sex.

                                G. POLICY CHANGES

1. If a change is made in the terms and conditions of a policy issued by the REINSURED which affects the risk reinsured hereunder in respect of such policy, and which is evidenced by the issuance of a new policy form, the REINSURED shall notify the REINSURER promptly of such change.

2. For purposes of this Agreement, any such change shall be deemed to be the issuance of a new policy form by the REINSURED. The REINSURER shall inform the REINSURED whether the REINSURER will include such new policy form under this Agreement, or will terminate or modify the reinsurance hereunder in respect of such policy.

                                  H. OVERSIGHTS

It is understood and agreed that, if failure to comply with any terms of this Agreement is shown to be unintentional and the result of misunderstanding or oversight on the part of either the REINSURED or the REINSURER, both the REINSURED and the REINSURER shall be restored to the positions they would have occupied had no such misunderstanding or oversight occurred.

                                  I. REDUCTIONS

If a portion of the insurance issued by the REINSURED on a life reinsured hereunder is terminated, reinsurance on that life hereunder shall be reduced.

                            J. INSPECTION OF RECORDS

The REINSURER and the REINSURED each shall have the right at any reasonable time to inspect, at the office of the other, all books and documents relating to the reinsurance under this Agreement.

                                 K. ARBITRATION

1. It is the intention of the parties that customs and usages of the business of reinsurance shall be given full effect in the interpretation of this Agreement. The parties shall act in all things with the highest good faith. A dispute or difference between the parties with respect to the operation or interpretation of this Agreement on which an amicable understanding cannot be reached shall be decided by arbitration. The arbitrators are empowered to decide all questions or issues and shall be free to reach their decision from the standpoint of equity and customary practices of the insurance and reinsurance industry rather than from that of the strict law.

2. The court of arbitration shall be held in the city where the Home Office of the REINSURER is located and shall consist of three arbitrators who must be officers of life insurance companies other than the parties to this Agreement or their affiliates or subsidiaries. The REINSURED shall appoint one arbitrator and the REINSURER the second. These two arbitrators shall then select the third before arbitration begins. Should one of the parties decline to appoint an arbitrator or should the two arbitrators be unable to agree upon the choice of a third, such appointment shall be left to the president of the American Council of Life Insurance or its successor organization.

3. The arbitrators shall decide by a majority of votes, and from their written decision there can be no appeal. The cost of arbitration, including the fees of the arbitrators, shall be borne by the losing party unless the arbitrators decide otherwise.

                                  L. INSOLVENCY

1. In the event of the insolvency of the REINSURED, all reinsurance shall be payable directly to the liquidator, receiver, or statutory successor of the REINSURED, without diminution because of the insolvency of the REINSURED.

2. In the event of insolvency of the REINSURED, the liquidator, receiver, or statutory successor shall give the REINSURER written notice of the pendency of a claim on a policy reinsured within a reasonable time after such claim is filed in the insolvency proceeding. During the pendency of any such claim, the REINSURER may investigate such claim and interpose in the name of the REINSURED (its liquidator, receiver, or statutory successor), but at its own expense, in the proceeding where such claim is to be adjudicated any defense or defenses which the REINSURER may deem available to the REINSURED or its liquidator, receiver, or statutory successor.

3. The expense thus incurred by the REINSURER shall be chargeable, subject to court approval, against the REINSURED as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the REINSURED solely as a result of the defense undertaken by the REINSURER. Where two or more reinsurers are participating in the same claim and a majority in interest elect to interpose a defense or defenses to any such claim, the expense shall be apportioned in accordance with the terms of the reinsurance agreement as though such expenses had been incurred by the REINSURED.

4. In the event that (a) the REINSURER shall execute and file articles of dissolution as provided in Arizona Revised Statutes Section 10-092, or (b) the Arizona Insurance Department shall be directed to rehabilitate or liquidate the REINSURER pursuant to an order of rehabilitation or liquidation issued as provided in Arizona Revised Section 20-620 and 621, reinsurance hereunder shall, at the option of the REINSURED, be terminated as of a date concurrent with or subsequent to the filing of the articles of dissolution or issuance of the order of liquidation, as selected by the Reinsured. Written notification of such termination and date shall be given by the REINSURED to the REINSURER. Termination under this paragraph shall be subject to the provisions of the Arizona Insurance Code. The scope of this paragraph and the option of the REINSURED to terminate pursuant hereto shall not be limited or otherwise affected by any other provision of this Agreement.

                             M. PARTIES TO AGREEMENT

This is an Agreement for indemnity reinsurance solely between the REINSURED and the REINSURER. The acceptance of reinsurance hereunder shall not create any right or legal relation whatever between the REINSURER and the insured or the beneficiary under any policy reinsured hereunder, and the REINSURED shall be and remain solely liable to such insured or beneficiary under any such policy.

                                N. EFFECTIVE DATE

The effective date of this Agreement is April 1, 1989.

                    O. PAYMENTS UPON TERMINATION OF AGREEMENT

1. In the event that this Agreement is terminated pursuant to any provision hereof, a terminal accounting and settlement shall take place.

2. The terminal accounting date for the termination shall be the effective date of termination pursuant to any notice of termination given under this Agreement or such other date as shall be mutually agreed to in writing.

3. The terminal accounting period shall be the period commencing on January 1 of the calendar year in which the termination is effective and ending on the terminal accounting date.

4. The terminal accounting and settlement shall consist of a terminal reserve adjustment by the REINSURED, as described in paragraph 5 below; and an amount paid by the REINSURER, as described in paragraph 6 below.

5. The REINSURED shall pay to the REINSURER a terminal reserve adjustment in an amount equal to the reserves established in the general account of the REINSURED on the day immediately prior to the terminal accounting date on the portions of the policies reinsured hereunder.

6. The REINSURER shall pay to the REINSURER an amount equal to the reserves established in the general account of the REINSURED on the day immediately prior to the terminal accounting date on the portions of the policies reinsured hereunder.

                            P. DURATION OF AGREEMENT

1. Except as otherwise provided herein, this Agreement shall be unlimited in duration.

2. This Agreement may be terminated at any time by either party giving two-years written notice of termination or by the REINSURED giving one-year written notice accompanied by a payment of $500,000. In addition, if the REINSURED terminates during the initial three years of this Agreement, the Reinsured shall pay the Reinsurer $500,000 less $10 for each policy reinsured on the effective date of the termination, but not less than $0. The date of delivery of the notice to the other party's Home Office, which delivery shall be made by a mail or express service that uses a return receipt, shall be the day of notice.

3. During the one-year or two-year period, as the case may be, this Agreement shall continue to operate in accordance with its terms.

4. The Reinsurer and the Reinsured shall remain liable after termination, in accordance with the terms and conditions of this Agreement, with respect to all reinsurance ceded to the Reinsurer prior to termination of this Agreement.

5. In the event that any amounts become payable upon termination in accordance with paragraph 1 of this section and similar payments are provided for in other agreements between the parties, the REINSURED and the REINSURER agree that it is their intention that such termination fees shall be payable only once. It is not the intention of the parties to create multiple or offsetting penalties in the event that other related agreements between the parties are terminated.

                                  Q. EXECUTION

                           IN WITNESS WHEREOF the said
       AMERICAN FRANKLIN LIFE INSURANCE COMPANY OF Springfield, Illinois,
                                  and the said
              INTEGRITY LIFE INSURANCE COMPANY of Phoenix, Arizona,

have by their respective officers executed this Agreement in duplicate on the dates shown below.



AMERICAN FRANKLIN LIFE INSURANCE
COMPANY

By:                                      By:
   ----------------------------------       -----------------------------------
Title  Senior Vice President, General    Title  Senior Vice President & Actuary
       Counsel and Secretary

Date    3/10/89                          Date   3/10/89


INTEGRITY LIFE INSURANCE COMPANY
By:                                      By:
   ------------------------------           -----------------------------------
Title    President                       Title  Vice President & Actuary
Date    2/23/89                          Date  2/23/89




1337y

                                   SCHEDULE I



                         POLICIES SUBJECT TO REINSURANCE


Policies on Policy Form T1755 sold by registered representatives of Franklin Financial Services Corporation, are subject to reinsurance hereunder, except as provided in Schedule II. Riders, by whomever sold, attached to such policies are also subject to reinsurance hereunder.

                                   SCHEDULE II



                              AMOUNT OF REINSURANCE


The portion of the risk reinsured under this Agreement shall be 30% on any policy to the extent reinsured hereunder, as provided in Schedule I, except that there shall be no reinsurance on any benefit under this Agreement where the REINSURED does not retain its normal retention of risk on a policy hereunder.

                                  SCHEDULE III

                                 PERIODIC REPORT

                           Period Beginning:
                           Period Ending:
                                                            INDIVIDUAL INSURANCE
Reserves in the General Account
        Beg. of Period
        End of Period

Receipts
        Premiums
           lst Yr.
           Renewal
        SIA Transfers
        Others

Disbursements of Insurance Death Benefits
       Death Benefit Payments
       SIA Transfers
       Premium Taxes
       Policy Expense Allowances
          Commissions
                 1st Yr.
                 Renewal
          Allowance
       Investment Expense Allowances
          Other

Life Insurance Issued (Number and face amount)
Life Insurance in Force (Number and face amount)
Term Insurance Riders Inforce (face amount)
ADB Inforce (face amount)
Waiver Benefit in Force

                                   SCHEDULE IV
                                 ANNUAL REPORTS


A.    ANNUAL STATEMENT
      All the appropriate entries for the following parts of the REINSURER'S NAIC blank shall be furnished to the REINSURER by the REINSURED:

      Page 5       Analysis of operations by lines of business
      Page 6       Analysis of increase in reserves during the year
      Exhibit 1    Premiums and annuity considerations
      Exhibit 6    Taxes, licenses and fees
      Exhibit 11   Policy and contract claims
      Page 15      Exhibit of Life Insurance
      Schedule T   Premiums and annuity considerations

B.    TAX RETURN INFORMATION

      All information used in preparing the REINSURED'S Federal Income Tax Return (Form 1120L) and which is necessary for the REINSURER to complete each item in its Federal Income Tax Return with respect to the reinsurance hereunder shall be furnished to the REINSURER by the REINSURED on a timely basis.



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


                                   SCHEDULE V

                             ADMINISTRATION CHARGES


1. For each policy issued and reinsured during a calendar year, the REINSURER shall pay the REINSURED $30.00 (30% of $100.00) to cover issue and underwriting expenses incurred by the REINSURED.

2. The REINSURER shall pay the REINSURED each year an amount to cover administrative expenses incurred by the REINSURED. This amount shall be calculated by multiplying $3.00 (30% of $10.00) by .5 times the following:

      (a) the number of reinsured policies in force at the end of the prior calendar year, plus

      (b) the number of policies in force at the end of the current calendar year, plus

      (c) the number of policies issued and reinsured during the current calendar year.

      The above unit charges will apply during the first year of this agreement and will subsequently be redetermined to follow future experience.






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


                                   SCHEDULE VI

                                EXPENSE ALLOWANCE

1. For each policy issued and reinsured during a calendar year, the REINSURER shall pay the REINSURED $54.00 (30% of $180.00) as an expense allowance to cover service fees for issue and acquisition incurred by the REINSURED.

2. The REINSURER shall pay the REINSURED each year an expense allowance to cover administrative service fees incurred by the REINSURED. This allowance shall be calculated by multiplying $18.00 (30% of $60.00) by .5 times the following:

      (a) the number of reinsured policies in force at the end of the prior calendar year, plus

      (b) the number of policies in force at the end of the current calendar year, plus

      (c) the number of policies issued and reinsured during the current calendar year.

      The above unit charges will apply during the first year of this agreement and will subsequently be redetermined to follow future experience.


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